CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-84410 and Form S-8 Nos. 333-61373, 333-61371, 333-18559,
333-18561 and 333-18573) of Buckeye Technologies Inc. and in the related Prospectuses of our reports dated September 7, 2005, with respect to the consolidated financial statements and schedule of Buckeye Technologies Inc., Buckeye Technologies Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Buckeye Technologies Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2005.



                                                            /s/ Ernst & Young

Memphis, Tennessee
September 7, 2005